EXHIBIT 99.1

                   [POWERHOUSE TECHNOLOGIES GROUP LETTERHEAD]

                                            Contact: Gregory A. Duffell
                                                     Chief Operating Officer
                                                     (925) 328-1075
                                                         -or-
                                                     Ron Stabiner
                                                     The Wall Street Group, Inc.
                                                     (212)-888-4848

FOR IMMEDIATE RELEASE:
----------------------

POWERHOUSE TECHNOLOGIES GROUP ISSUES LETTER TO SHAREHOLDERS

SAN RAMON, Calif., Sept. 19, 2003 - POWERHOUSE TECHNOLOGIES GROUP, INC. (OTCBB:
PWHTE), today announced that it has issued a Letter to Shareholders that is also being mailed to Shareholders of Record, as well as those whose shares are held in "Street" name. The text of the letter follows:

Dear Shareholder:

On behalf of the management and the Board of Directors of PowerHouse Technologies Group, Inc. (the "Company"), I am taking this opportunity to personally welcome you as a member of our Company's shareholder community and am pleased to bring you up to date on developments since the merger of PowerHouse Studios Inc. into Agate Technologies, Inc., was completed in May 2003. Following the merger, the combined company changed its name to PowerHouse Technologies Group, Inc. and effected a reverse stock split. We trade publicly under the symbol "PWHT".

While there are many positive operating developments to report, I first want to discuss a legal matter of importance. On September 15, the Company filed a civil action in the Superior Court of the State of California in and for the County of Los Angeles, South West District (case no: YC047491) seeking the recovery of significant funds that it believes were diverted from our Company by Joseph Ford Proctor, Chief Executive Officer of Mayfair Capital Group Limited, and others. Mr. Proctor, a founder of our predecessor company, PowerHouse Studios Inc., at the time was heading the Company's effort to raise first-phase funding. In addition to notifying the U.S. Securities and Exchange Commission of our action, the Company has placed a stop transfer order with the American Stock Transfer & Trust Company ("AST"), our transfer agent, to prevent any shares of PowerHouse Technologies Group, Inc., held by Mr. Proctor and his group from being transferred or sold. We are also seeking the cancellation of approximately 7 million shares of stock claimed by Mr. Proctor, Mayfair Capital, and others, which would represent approximately 67% of the total shares currently outstanding.

Our counsel, Cadwalader, Wickersham & Taft LLP in New York and the law offices of Randall Widmann and Thomas Kotoske in Palo Alto, Calif., are pursuing the appropriate legal avenues in seeking the recovery of these funds from, and the divestiture of Company shares held by, Mr. Proctor and his affiliates. In addition, our counsel has retained a forensic accountant to assist in these efforts. While we are aggressively taking all of the steps we believe necessary to recover the diverted funds, the Company has sufficient cash on hand, in management's opinion, to adequately carry it through the first phase of the pending launch of our first product. We are planning to seek additional funding, however, to meet anticipated future growth needs.

Despite these unexpected legal matters, your Company has made important operating progress. In the brief period since becoming a public entity, the Company has assembled a proven management team with a record of great success in high technology ventures, developed a unique technology platform, created a breakthrough product to mark our entry to the marketplace, raised first stage funding that management believes is sufficient to launch the product, obtained a pre-launch order for 10,000 units, and established and staffed a corporate headquarters in San Ramon, Calif. Our first product utilizing our proprietary PocketLoginTM technology, will be introduced the third week in September 2003. It is a revolutionary product that, we believe, will usher in the next generation of personal computing. In fact, we were selected in the August issue of Bank Technology News as one of the Top 10 Technology Companies to Watch.

Housed in a thumb-sized casing that can be carried on a keychain, our product's software system capitalizes on a 128-256 megabyte Flash memory capacity (which we expect to increase to 512mb and 1 gigabyte in the near future). Unlike other flash memory devices, with our system you can carry and access your personal settings and desktop environments on nearly any computer - complete with your files, Outlook(R) email, wallpaper, favorites, presentations, photos, MP3 files and more. It is compatible with most Windows(R)-based computers with a USB port. The product is also secured by password protection and leaves no footprint on the host computer when it is removed. We believe this product addresses a potentially significant market, as more than 90% of all computers worldwide are running Microsoft Windows and more than 60% of these computers are running the Microsoft Outlook mail application. Some estimates place the market size to be more than 1 billion computers worldwide. Also, since 1998 all computers produced in the world are equipped with USB ports, which are becoming a standard for other devices, thus opening the way for our product's potential use with digital cameras, MP3 players, printers, projectors, and PDAs.

 We have also completed extensive testing of our product through a professional Beta-test company. The results of our testing have been very supportive as to the uniqueness of our product. The testing included scientists, educators, IT professionals, administrative personnel and corporate executives, and in our opinion the results were outstanding.

Key vertical markets are targeted for entry first, aiming at business users and corporate travelers, banking/finance, education and medical sectors. This will be followed, anticipated for early next year, by a broader launch of the product and a full line of accessories to the consumer market. Our product was introduced to the computer industry media and product reviewers at the PC Expo in New York City on September 16, with an official launch date of September 22. We have also formed an alliance with Marketlink, based in Salt Lake City, Utah. Marketlink will be responsible for all channel sales and has more than eight sales offices and more than 40 sales personnel assigned to our account. They will be targeting more than 1000 VAR's and integrators along with the Fortune 1000 to sell our product.

Forward Solutions, Inc., our recently formed sales and marketing subsidiary, will not only market this product and technology system under our own brand, but will license the software to other manufacturers of USB products and other OEM organizations for private label applications. Our first licensing agreement is with iPromotion, Inc. an international marketing organization, which plans worldwide distribution under its private label. As noted, we already received an initial order and have begun delivery of 10,000 units.

Mobilizing our resources to capitalize on this significant market opportunity is a skilled and seasoned management team. I am joined by Gregory Duffell, a senior executive with extensive experience in the international business community who formerly was general manager of the London-based Thomas Cook Group Worldwide Network, who is the Company's Chief Operating Officer and a Board member of PowerHouse Technologies. The Company's Chief Technology Officer is Michael Balmuth, a world-class information systems architect who spent 19 years developing the DHL system in more than 120 countries. Joshua Feller, a highly-credentialed management, sales and marketing executive, who, among previous accomplishments, was Chief Operating Officer of the 320-store ComputerLand retail chain, is President of our Forward Solutions subsidiary and will oversee the launch in September. Teaming up with Mr. Feller is John Dye, the Product Manager for Forward Solutions. Mr. Dye has more than 16 years of experience in the design development, management, marketing and delivery of computer software, including time with Hewlett-Packard. Chris Newman, who is the President of First Person Software, has a background in software product management and marketing. My own career encompasses high level participation in the launching of many products and technologies that shaped and then reshaped personal computing, from my earliest days at IBM where I headed the 16,000 person Software Division, to Intel (founded by my cousin, Dr. Gordon Moore) and then as Executive Vice President at Apple Computer and Chief Operating Officer of the MacIntosh Division of Apple Computer. In both positions I reported directly to the co-founder of Apple, Chairman Steven Jobs. Rounding out the Board of the Company, in addition to Mr. Duffell and myself, is Jim Palmer, Chief Executive Officer of Key Partners Inc., who has more than 15 years of experience in the telecommunication industry.

On the manufacturing side, we have entered into an alliance with Trek 2000, an award-winning Singapore-based company offering state-of-the-art design solutions ranging from portable storage devices, wireless and encryption technologies to sophisticated design -- all catering to the fast changing digital industry, and Solectron Corporation of Milpitas, Calif., a worldwide provider of electronics manufacturing services to leading original equipment manufacturers. Mr. Balmuth and I visited Trek and Solectron in July to insure that there was enough manufacturing capacity to meet our anticipated requirements should our projections materialize. We are satisfied with their manufacturing capabilities and confident of their ability to ramp up production as needed.

We have also surrounded ourselves with experienced and well-regarded advisors. Among these are: The Hoffman Agency Worldwide, a San Jose, Calif.-based marketing firm specializing in technology-oriented product introductions for Fortune 500 firms to startups, which is providing channel marketing and public relations support; McArthur Design of Palo Alto, Calif., which is responsible for the design and production of packaging and marketing collateral for the Company and its line of products. Marvin McArthur, the agency's founder, is an icon in Silicon Valley since designing the Intel logo; and The Wall Street Group, Inc., a 44-year old New York City-based financial public relations organization which specializes in introducing new firms and concepts to the professional investment community.

To enhance the visibility and liquidity of your investment in PowerHouse, we intend to ultimately apply for listing on a broader exchange. In the meantime, with some 14.2 million common shares outstanding, we will continue to trade under the symbol "PWHT" on the Over-the-Counter Bulletin Board ("OTCBB"). However, because we are not current in our Securities and Exchange Commission filings due to our inability to obtain certain Company books and records from Mr. Proctor and Mayfair Capital Group Limited (and as further described in our complaint against Mr. Proctor and Mayfair), since August 27, 2003, our stock has traded under the symbol "PWHTE". After our Securities and Exchange Commission filings become current, the additional "E" at the end our trading symbol will be removed.

In closing, I would like to emphasize that with the cessation of our relationship with Mayfair Capital Group Limited, we believe our Company is well-positioned for potential growth. With no debt on our books, experienced hands-on executives, unique products and a belief that our products will reshape the personal computer landscape, our management looks forward to reporting good progress as we move forward.

We thank you for the confidence implicit in your investment in PowerHouse Technologies and assure you of our complete dedication to your interests. If you wish to contact me my e-mail address is jelliot@powerhousetechnologies.info.
                                        -----------------------------------

Sincerely,



Jay Elliot
Chairman and Chief Executive Officer

www.powerhousetechnologies.info
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www.forwardsolutions.info
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www.firstpersonsoftware.com
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www.marketlinktech.com
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www.trek2000.com.sg
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www.solectron.com
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www.banktechnews.com
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DISCLOSURE NOTICE:

The information contained in this letter and press release is as of Sept. 19, 2003. The Company assumes no obligation to update any forward-looking statements contained in this letter as a result of new information or future events or developments. This letter and press release contains forward-looking information about the Company's financial results and estimates, business prospects, and products that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which product launches may be achieved; competitive developments affecting our products; the ability to successfully market our products; difficulties or delays in manufacturing; the risk of an adverse decision related to lawsuits; the Company's ability to protect its patents and other intellectual property; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items.